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                                                                     EXHIBIT 4.1

                                 [LOGO OF GFC]


September 29, 1997

Mr. Steven Shulman, Chairman
Terrace Holdings, Inc.
2699 Stirling Road, Ste. C-405
Ft. Lauderdale, FL  33312

RE:  Engagement Letter and Fee Agreement for Financial Communication Services.

Dear Mr. Shulman,

     This letter sets forth the agreement (the "Agreement") between Terrace Holdings, Inc. (the "Company") and GFC Communications Corp. ("GFC"), concerning financial communication and related advisory services (hereafter being referred to as the "Services") rendered to the Company from October 1, 1997 and continuing through September 29, 1998 (approximately twelve months).

     When countersigned in the space provided below, this letter shall serve as our agreement, as follows:

1.   The Services

     GFC shall provide shareholder and financial communication services to the Company, and serve, when requested, as the Company liaison and spokesperson. Such services shall include but are not limited to the timely response, by fax, telephone or mail, to all inquiries related to the Company from shareholders, or other interested parties. Such response shall consist of written materials-such as copies of public announcements, shareholder Due Diligence Packages, current corporate profile of the Company, and teleconferencing as

                                  EXHIBIT 4.1

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                                 [LOGO OF GFC]


necessary. Additionally, GFC agrees to make reasonable efforts to increase investor participation in the Company's securities by organizing and supervising the production of corporate advertising, and quarterly and annual financial reports to its shareholders (collectively, the "Services"), as approved by the Company.

     With respect to providing the Services, GFC agrees to make itself available for reasonable amounts of time and upon reasonable notice, devote reasonable and good faith attention to the Company's other communications and public relations needs. Specific assignments, however, will be mutually agreed upon and may incur additional fees to the Company. It is understood that GFC does not perform investment advisory services and/or advise any person or entity to buy or sell the Company's stock, and that as a liaison between the Company and its shareholders, GFC only disseminates information as an intermediary on behalf of the Company.

2.   Compensation for the Services

     In compensation for the Services, the Company agrees to pay GFC a base fee equal to Five Thousand Dollars ($5,000) per month ("Compensation"), due monthly in arrears, thirty (30) days following the effective date of this Agreement, and payable no later than fifteen (15) days following the close of each calendar month.

     In addition, the Company shall reimburse GFC for reasonable out-of-pocket expenses in connection with GFC's Services to the Company, including but not limited to expenses related to telecommunication and travel; third-party advertising, consulting, and mail processing; postage and express mail; and related materials (according to, but not limited to, the Schedule of Standard Expenses, Item 14, below) within thirty (30) days upon GFC submitting to the Company an invoice itemizing such expenses. Interest on any overdue balance owed to GFC by the Company shall accrue at 1.5% per month.

     Unless otherwise agreed and approved in writing between GFC and the Company, all such third party and out-of-pocket expenses exceeding $1,800 per instance incurred by GFC in performing the Services under this Agreement and not covered by the Compensation shall

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be approved by the Company in advance (See form "Addendum A," attached.). The
Company has sixty (60) days from the date of invoice to contest any charges over $1,800 that it believes were not approved, after which time such charges shall be considered approved in writing.

3.   Method of Compensation

     At the Company's election, the Compensation may be paid in cash or in shares of the Company's common stock (the "Fee Shares"). In the event the Compensation contains Fee Shares, the Company shall agree to deposit a minimum of Seventy-five Thousand (75,000) shares of the Company's common stock in the name of GFC in a GFC-designated account and branch of a registered securities broker. GFC will send the Company a statement for fees and costs, with notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to GFC's bill, sufficient common stock of the Company, net of commission, shall then be sold forthwith at the prevailing market price to satisfy such statement. Occasionally, GFC may sell some fee shares ahead of amounts due to GFC, or may delay the sale of shares, in order to accommodate the selling broker or the purchaser of the stock.

     In the course of GFC's representation of the Company, if all of the Fee Shares are sold, additional shares sufficient to cover projected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the same terms and conditions as enumerated above. At the conclusion of GFC's representation of the Company, and the payment of all final fees and costs, any unused Fee Shares or sale proceeds shall forthwith be returned to the Company.

4.   Termination

     Either party may terminate upon thirty (30) days prior written notice to the other. In the event of termination, all fees and charges owed by the Company to GFC up until the effective date of termination (including any unreimbursed expenses) will be paid to GFC within ten (10) days of the later of the effective termination date or the notice date. Interest

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                                 [LOGO OF GFC]


on any overdue balance owed to GFC by the Company shall accrue at 1.5% per month. Upon termination of this Agreement the Company is to pay for all authorized work in progress. GFC shall transfer, assign and make available to the Company, or its representative, all property and materials in GFC's possession or control which belong to and were paid for by the Company.

5.   Reports

     At the Company's request, GFC agrees to supply a report at least once a month, verbally or included in the billing invoice, on general activities and actions taken on behalf of the Company.

6.   Materials

     The Company agrees to furnish any supplies and materials which GFC may need regarding the Company, its management, products, financial and business status and plans.

7.   Independent Contractor Status

     GFC is acting as an independent contractor, and not as an employee or partner of the Company. As such, neither party has the authority to bind the other, nor make any unauthorized representations on the behalf of the other.

8.   Indemnification

     The Company shall indemnify GFC and its officers and employees and hold them harmless for any acts, statements or decisions made by GFC in reliance upon information supplied to GFC by the Company, or in accordance with instructions from or acts, statements or decisions approved by the Company. This indemnity and hold harmless obligation shall include expenses and fees including attorneys fees incurred by GFC in connection with the defense of any act, suit or proceeding arising out of the foregoing.

                                     GFC
                             COMMUNICATIONS CORP

9.   Confidential Information

     GFC will use its best efforts to maintain the confidential nature of the proprietary or confidential information the Company entrusts to it through strict control of its distribution and use. Further, GFC will use its best efforts to guard against any loss to the Company through the failure of GFC or their agents to maintain the confidential nature of such information. "Proprietary" and "confidential information", for the purpose of this Agreement shall mean any and all information supplied to GFC which is not otherwise available to the public, including information which may be considered "inside information" within the meaning of the U.S. securities laws, rules and regulations. GFC acknowledges that its use of "inside information" to purchase or sell securities of Company, or its affiliates, or to transmit such information to any other party with a view to buy, sell or otherwise deal in the securities of Company or its affiliates is prohibited by law and would constitute a breach of this Agreement and, notwithstanding the provisions of this Agreement, will result in the immediate termination of the Agreement without penalty to the Company.

10.  Option to Purchase Shares

     In consideration for GFC entering into this Agreement, the Company hereby grants GFC immediately exercisable options to purchase up to Two Hundred Thousand (200,000) shares of its common stock, exercisable as follows (in U.S. dollars, and adjusted for stock splits).

     Fifty Thousand (50,000) shares at three dollars ($3.00), Fifty Thousand (50,000) shares at four dollars ($4.00), Fifty Thousand (50,000) shares at five dollars ($5.00), and Fifty Thousand (50,000) shares at six dollars ($6.00) per share.

11.  Other Transactions

     GFC may, on its own accord and outside of the scope of the Services to be provided under this Agreement, choose to investigate possible acquisitions or merger candidates for the Company, or identify sources of financing for certain of the Company's lines of business

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                                     GFC
                             COMMUNICATIONS CORP

(collectively, a "Business Opportunity"). GFC shall also be entitled to receive from the Company a "Transaction Fee," as a result of any transaction effected by the Company with a Business Opportunity introduced by GFC or by a third party introduced by GFC. A Business Opportunity shall include the merger, sale of assets, consolidation or other similar transaction or series or combination of transactions whereby the Company or its subsidiaries transfer to the other, or both transfer to a third entity or person, assets or any interest in its business in exchange for stock, assets, securities, cash or other valuable property or rights, or wherein they make a contribution of capital or services to a joint venture, commonly owned enterprise or venture with the other for purposes of future business operations and opportunities. To be a Business Opportunity covered by this section, the transaction must occur during the term of this Agreement, or during the period of one year after the expiration of this Agreement. In the event this paragraph shall apply, any Transaction Fee due shall be based upon the net value of the consideration, securities, property, business, assets or other value given, paid, transferred or contributed by, or to the Company, and shall be equal to five percent (5%) of the first One Million Dollars ($1,000,000) of such net value, four percent (4%) of the second One Million Dollars ($1,000,000), three percent (3%) of the third One Million Dollars ($1,000,000), two percent (2%) of the fourth One Million Dollars ($1,000,000) and one percent (1%) of all of the remaining net value. Unless otherwise mutually agreed in writing prior to the closing of any Business Opportunity, the Transaction Fee shall be paid in cash at the closing of the transaction.

12.  Registration of Shares

     As soon as practicable following the execution of this Agreement, the Company will include the Option Shares and the Fee Shares, if any, in an appropriate Registration Statement to be filed with the Securities and Exchange Commission. In the event the compensation hereunder contains Fee Shares, GFC, at its sole discretion, may request that such shares may be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act"), Regulation D of the Act, and applicable state securities laws.

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                                     GFC
                             COMMUNICATIONS CORP


14.  Schedule of Standard Expenses

     The following sets forth the schedule of standard expenses for financial communications and public relations services between GFC Communications and the
Company:


Description                                                                                 Cost
-----------                                                                                 ----
Facsimile Transmission (including long distance charges):                                   $0.60/page
First Class Mail, Standard letter/Press Release, including postage
     & materials:                                                                           $0.60 ea.
Bulk Rate Mail, Standard Letter, including postage & materials:                             $0.50 ea.
Two page fact sheet w/ Cover Letter, Custom Business Reply
     Card, including materials, First Class Mail:                                           $1.25 ea.
Two page fact sheet w/ Cover Letter, Custom Business Reply
     Card, including materials, Bulk Rate Mail:                                             $1.15 ea.
Bulk Rate Reply card return postage & processing:                                           $0.60 ea.
Complete Investor Package (as supplied by Company),
     w/ Cover Letter, 2 day, U.S. Postal Service Priority Mail:                             $4.00 ea.
Express Mail (i.e., Federal Express Standard Overnight):                              Standard Carrier
                                                                                       Rates
Telephone, Photocopies and Teleconferencing Charges:                                  Standard Carrier
                                                                                       Rates

     These rates are subject to change due to an increase or decrease in third party vendor rates.

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                              [LETTERHEAD OF GFC]

     If the foregoing is agreeable, please indicate your approval by dating and signing below and returning an original copy to me.

Very truly yours,

GFC COMMUNICATIONS CORPORATION


Signed: /s/ Geoffrey C. Plank
        ---------------------------------------
               Geoffrey C. Plank
               President
               GFC Communications Corp.
               250 S. Australian Ave. Ste. 1503
               West Palm Beach, FL  33401

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED this 29th day of September, 1997, with an effective date retroactive to the date services were first performed for the Company.

Terrace Holdings, Inc.

Signed: /s/ Jonathan S. Lasko
        ---------------------------------------
Name:   Jonathan S. Lasko
        ---------------------------------------
Title:  Vice President, Chief Operating Officer
        ---------------------------------------


Mr. Steven Shulman, Chairman
Terrace Holdings, Inc.
2699 Stirling Road, Ste. C-405
Ft. Lauderdale, FL  33312

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                                 [LOGO OF GFC]


                              GFC COMMUNICATIONS
                              ------------------
             FINANCIAL PUBLIC RELATIONS & COMMUNICATIONS AGREEMENT
             -----------------------------------------------------

                                 ADDENDUM "A"

Additional activities for financial communications and financial public relations services between GFC Communications and the Company:

Description                           Fee/Expense Amount    One time or Monthly?

1) 75,000 mailing of fact sheet          @ US$1.15 ea             One-time

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................



APPROVAL AND ACCEPTANCE

READ AND ACCEPTED this ____ day of _______________, 19_____.

GFC COMMUNICATIONS INC.


Signed:________________________________________________
              Geoffrey C. Plank
              President
              GFC Communications Corp.
              250 S. Australian Ave. Ste. 1503
              West Palm Beach, FL 33401

                                 [LOGO OF GFC]



READ AND ACCEPTED this _________ day of _______________, 19_____.

Terrace Holdings, Inc.

Signed:________________________________________________
Name:_________________________________________________
Title:__________________________________________________

Mr. Steven Shulman, Chairman of the Board of Directors
Terrace Holdings, Inc.
2699 Stirling Road, Ste. C-405
Ft. Lauderdale, FL  33312